EXHIBIT 99.1

                [LETTERHEAD OF TRI-COUNTY FINANCIAL CORPORATION]


Dear Shareholder:

I am pleased to report to you the results of operations of Tri-County Financial Corporation and its banking subsidiary, Community Bank of Tri-County, for the nine months ended September 30, 2006. Net income increased by $41,608 compared to the nine months ended September 30, 2005 and diluted earnings per share were $1.11 compared to $1.12 for the nine months ended September 30, 2005. Total assets increased to $566,301,197 up $25,013,172, or 4.6%, from December 31, 2005.

The modest increase in net income for the nine months of 2006 was produced by the increase in net interest income of $1,413,412, or 12.3%, over the same period for 2005, and an increase in non-interest income of $200,000, or 15.4%, over the same period for 2005 that offset the growth in non-interest expense. The increase in net interest income was achieved during an interest rate condition called a "negative yield curve." During periods, such as this stage of the economic recovery when short-term rates exceed long-term rates, it is difficult for financial institutions to maintain a positive spread over the cost of funds as rates on deposits and borrowings tend to reprice quicker than rates on loans. Tri-County's net interest income growth reflects the emphasis on shorter-term, floating-rate loans, particularly commercial loans, and lower-costing retail funding during the expansion phase of the recovery. With the increase in commercial lending experienced over the last several quarters, the loan loss provision for the nine months ended September 30, 2006 increased by $88,828. Non-interest income increased through increased bank service fees and income earned on additional Bank Owned Life Insurance (BOLI) purchases during the period. Non-interest expense increased by $1,491,641, or 18.9%, reflecting the cost of compliance with Sarbanes-Oxley certification, and other regulatory and internal audit expenses. These costs, coupled with the cost of attracting and retaining professional banking management and staff, as well as increased marketing expenditures, accounted for the increase.

Retail loan growth continues to be strong despite the slowing of the economic pace in southern Maryland. Funding for this growth was achieved largely through retail deposit growth of 10%, or $37,002,149, from the December 31, 2005 level. With the robust deposit growth experienced over the last several quarters, and the award winning marketing campaigns, according to the latest FDIC Survey, Community Bank garnered the third place in deposit market share in southern Maryland.

As mentioned in previous reports, the Bank is in the process of establishing its tenth branch in Lusby, Calvert County, Maryland. Based on recent estimates from the developer of the project, construction should start in the second quarter of 2007. Separate from this project, additional property was purchased adjacent to the Leonardtown facility that will permit the construction of a 13,000 sq. ft. building to serve as a retail center and regional office for the Bank. This is an important addition of space to accommodate the Bank's rapid growth. Construction is expected to commence in the second quarter of 2007 as well.

On behalf of your board and management, I look forward to the future with optimism as we strive to increase our shareholder's franchise value. Thank you for your continued support.

Yours truly,


/s/ Michael L. Middleton

Michael L. Middleton
President
Chairman of the Board